UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 15, 2011
TIME WARNER CABLE INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33335 (Commission File Number)	84-1496755 (IRS Employer Identification No.)
60 Columbus Circle, New York, New York 10023
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (212) 364-8200
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On August 15, 2011, Time Warner Cable Inc. (the “Company”), its wholly owned subsidiary (“Merger Sub”), Insight Communications Company, Inc. (“Insight”) and a representative of the stockholders of Insight (the “Insight Stockholders”) appointed pursuant to the Merger Agreement entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, the Company has agreed to acquire Insight and its subsidiaries on the terms and subject to the conditions set forth in the Merger Agreement, as described below. Insight operates cable systems in Kentucky, Indiana and Ohio that serve more than 750,000 customers.
Pursuant to the Merger Agreement, Merger Sub will merge with and into Insight (the “Merger”), with Insight surviving as a direct wholly owned subsidiary of the Company. Merger Sub will pay a cash purchase price (the “Purchase Price”) of $3.0 billion as reduced by Insight’s indebtedness for borrowed money (including under Insight’s outstanding Credit Agreement and 9 3/8% Senior Notes due 2018) and similar obligations. The Purchase Price is also subject to customary adjustments, including a reduction of the Purchase Price to the extent the number of Insight’s video subscribers at the closing is less than certain agreed upon measures as well as a working capital adjustment.
At the closing, $100,000,000 of the Purchase Price will be deposited into escrow to secure Insight Stockholders’ indemnification obligations for, among other things, breaches of Insight’s representations, warranties and covenants and certain tax liabilities of Insight related to the pre-closing period. The total liability of the Insight Stockholders for indemnification will not exceed the escrowed amount. Any claim for indemnification by the Company must be asserted within 12 months following the closing. The Company is not obligated to indemnify Insight or the Insight Stockholders under the Merger Agreement.
Insight has made customary representations and warranties in the Merger Agreement relating to, among other things, its (and its subsidiaries’) capital structure and organization, its financial condition (including the availability of net operating losses), its business, operations and assets and FCC and franchise licenses. Insight has also made customary covenants with respect to the interim period between the execution of the Merger Agreement and the closing, including, among others, covenants to conduct its business in the ordinary course and not to engage in certain transactions. The parties are generally required to use commercially reasonable efforts to consummate the transaction, subject to specific exceptions.
The closing of the transaction contemplated by the Merger Agreement, which is expected to occur in the first half of 2012, is subject to various customary closing conditions, including (i) antitrust clearance, (ii) receipt of FCC approvals and the consent of certain local franchising authorities to the change in ownership of the cable systems operated by Insight, and (iii) the number of video subscribers served by Insight’s cable systems as of a specified date prior to the closing exceeding an agreed upon threshold (generally 95% of Insight’s subscriber forecast).
The Merger Agreement can be terminated by either the Company or Insight, subject to certain conditions, if the closing has not occurred by May 15, 2012 (the “End Date”), provided that if the conditions relating to antitrust clearance or regulatory or franchise approvals have not been satisfied by such date, either party can extend the End Date to August 15, 2012.

Item 7.01.	Regulation FD Disclosure
A copy of the joint press release announcing the execution of the Merger Agreement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
In accordance with General Instruction B.2 of Form 8-K, the information in Exhibit 99.1 and in this Item shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Forward Looking Statements
This Current Report on Form 8-K, including Exhibit 99.1 hereto, includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the anticipated timing to close this transaction and expected synergies and are based on current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements in this Current Report on Form 8-K due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of the Company. More detailed information about these factors may be found in filings by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits
The exhibit listed in the Exhibit Index is furnished with this report.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER CABLE INC.
By:	/s/ Irene M. Esteves
	Name:	Irene M. Esteves
	Title:	Executive Vice President and Chief Financial Officer

Date: August 15, 2011

EXHIBIT INDEX

Exhibit No.	Description
99.1	Joint Press Release of Time Warner Cable Inc. and Insight Communications Company, Inc., dated August 15, 2011